Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into and effective as of November 15, 2011 (the “Effective Date”), by and between Therapeutic Solutions International, Inc., a Nevada corporation (the “Company”), with its principal place of business at 4093 Oceanside Blvd, Oceanside, CA 92056 and Gerry B. Berg, an individual residing at 1568 Avenida La Posta, Encinitas, CA 92024 (“Mr. Berg”), with reference to the following facts:

RECITALS

A.

The Company desires to obtain the substantially full-time association and services of Mr. Berg and is willing to engage his services on the terms and conditions set forth below.

B.

Mr. Berg desires to enter into this Agreement with the Company for a specific period of time and is willing to do so under the following terms and conditions.

In consideration of the foregoing recitals and of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

AGREEMENT

1.

Employment.  The Company hereby agrees to employ Mr. Berg as Chief Financial Officer and Mr. Berg agrees to accept employment, upon the terms and conditions set forth herein.  Mr. Berg shall have such duties and responsibilities as may be delegated or assigned from time to time by the Company’s Board of Directors and shall report to the Company’s President.

2.

Term.  Subject to the termination provisions in Section 5 hereof, the term of Mr. Berg’s employment shall be for a continuous 23-1/2 month period, commencing as of the Effective Date (the “Term”).  The Term may be further extended by written amendment to the Agreement signed by both parties.

3.

Compensation.

3.1

Salary.  For all services Mr. Berg may render to the Company during the Term of this Agreement, including services as an officer, director, consultant or member of any committee of the Company, Mr. Berg will be compensated as follows:

From    11-15-2011 to 12-31-2012

$  110,000 annual

From    1-1-2013 to 12-31-2013

$  130.000 annual

Such yearly salary shall be payable consistent with the pay periods as established by the Company, but no less than once per month.  Payments will be subject to income tax withholding and other payroll tax deductions required by applicable state and federal law.  Additional increases in salary other than those above will be at the discretion of the Board of Directors.

3.2

Other Benefits.  Subject to the terms hereof, Mr. Berg shall receive the same standard employment benefits as the other executives of the Company generally shall from time to time receive, including, for example, health insurance programs, vacation, sick leave, bonus plans, stock plans, business expense reimbursement, medical expense reimbursement plans, and automobile expenses.  Mr. Berg shall receive an automobile allowance of $1,000 per month, payable monthly.

4.

Proprietary Information.  Mr. Berg acknowledges that Mr. Berg currently has knowledge, and during the term of this Agreement will gain further knowledge, of information not generally known about the Company and its proprietary information and which gives the Company an advantage over its competitors, including (without limitation) information of a technical nature, such as “know how,” formulae, secret processes or machines, computer programs, inventions and research projects, and information of a business nature, such as information about costs, profits, markets, sales, Company finances, employees, lists of customers and other information of a similar nature to the extent not available to the public, and plans for future developments (collectively, “Confidential Information”).  Mr. Berg agrees to keep secret all such Confidential Information of the Company, including information received in confidence by the Company from others, and agrees not to use such Confidential Information or disclose any such Confidential Information to anyone outside the Company except as required in the course of his duties hereunder, either during or after his employment.

5.

Termination of Employment.  This Agreement is terminable prior to the expiration of the Term in the manner and to the extent set forth in this Section 5, and not otherwise.

5.1

Death and Disability.  This Agreement shall terminate upon the death or disability of Mr. Berg, except thereupon the Beneficiary of Mr. Berg shall receive the equivalent of twelve (12) months of the salary of Mr. Berg, paid by the Company’s established pay periods or in one installment as determined by the Board of Directors.  For purposes of this section “permanent disability” shall mean Mr. Berg’s inability to perform his duties hereunder for any 120 days in any six (6) consecutive months.

5.2

Termination for Cause. The Company may terminate this Agreement at any time without further delay for Mr. Berg’s willful misconduct constituting fraud or dishonesty, willful breach or habitual neglect of duties, disclosure of Confidential Information, and engagement in any activity competitive with or intentionally and materially adverse to the Company during the Term of this Agreement, if such misconduct is material and is not remedied by Mr. Berg within thirty (30) days after written notice by the Company of same.

5.3

Voluntary Termination.  At any time during the Term, and for any reason, Mr. Berg may voluntarily terminate this Agreement and resign from the employment of the Company.

5.4

Termination for Good Reason.  At any time during the Term, Mr. Berg may voluntarily terminate this Agreement and resign from the employment of the Company for Good Reason, as defined below.  Such termination and resignation shall be considered to be for Good Reason only if Mr. Berg had given thirty (30) days’ prior written notice to the Company of the Good Reason and  the Company fails to cure the Good Reason, as defined below, within such 30 days.  “Good Reason” shall mean:

(i)

The assignment to Mr. Berg of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company as in effect immediately prior to such assignment, or a significant change in such Mr. Berg’s reporting responsibilities or offices as in effect immediately prior to such change, except in connection with the termination of Mr. Berg’s employment pursuant to Sections 5.1, 5.2, or 5.3;

(ii)

A reduction by the Company in Mr. Berg’s compensation as set forth in Section 3.1 and 3.2 hereof which is not consented to by Mr. Berg; Mr. Berg may withdraw any prior consent upon 30 days’ prior written notice to the Company;

(iii)

The requirement by the Company that Mr. Berg be based anywhere other than the Company’s offices in San Diego County, California, except for required travel on the Company’s business to an extent substantially consistent with Mr. Berg’s present business travel obligations, or in the event Mr. Berg consents to any such relocation, the failure by the Company to pay (or to reimburse Mr. Berg) for all reasonable moving expenses in connection with any such relocation.

In the event of Termination for Good Reason, the Company shall nonetheless pay to Mr. Berg his salary as provided in Section 3.1, together with any other compensation or benefits due hereunder, for the remainder of the Term of this Agreement and for 12 months thereafter, and continue all his fringe benefits for the remainder of the Agreement Term.

5.5

Termination Without Cause.  At any time during the Term, and for any reason or no reason (except as provided in Sections 5.1, 5.2, 5.3 or 5.4), the Company may terminate Mr. Berg’s employment, provided only that the Company shall nonetheless pay to Mr. Berg his salary as provided in Section 3.1, together with any other compensation or benefits due hereunder, for the remainder of the Term of this Agreement and for 12 months thereafter, and continue all his fringe benefits for the remainder of the Agreement Term.

5.6

Effect of Termination for Cause or Voluntary Termination.

(i)

In the event Mr. Berg’s employment is terminated by the Company for cause pursuant to Section 5.2 above, all compensation and other benefits due under this Agreement shall (except as otherwise provided in this Agreement) cease on the date of such termination of employment (“Employment Termination Date”).

(ii)

In the event Mr. Berg voluntarily terminates his employment  Agreement shall (except as otherwise provided in this Agreement) cease thirty days after the Employment Termination Date.

5.7

Certain Benefits Surviving Termination.  Pursuant to Section 5.1, 5.4or 5.5 above, the Company shall pay the COBRA continuation premium for Mr. Berg and his eligible dependents for 18 months.

5.8

Salary Confirmation.  If this Agreement has not been terminated but the Term expires without extension on December 31, 2013, the Company shall nonetheless pay to Mr. Berg his salary as provided in Section 3.1 for 12 months after the expiration of the Term.

6.

Arbitration.  Except for claims and controversies which under applicable law cannot be consigned to arbitration, any controversy or claim arising out of or relating to Mr. Berg’s employment and this Agreement, the breach hereof, or the coverage of this arbitration provision, shall be settled by arbitration in San Diego, California, which arbitration shall be in accordance with the Employment Disputes Arbitration Rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of demand for arbitration.  The arbitration of such issues, including the determination of the amount of any damages suffered by any party, shall be to the exclusion of any court of law.  The decision of the arbitrators or a majority of them shall be final and binding upon the parties and the personal representatives, executors, heirs, or devisees of Mr. Berg, if applicable.  The costs of the arbitration including the cost of the record of transcripts thereof, if any, administrative fees, and all other fees and costs, including those of the arbitrator, shall be borne by the Company.

By providing written notice to the Company within 30 days of executing this Agreement, Mr. Berg may opt out of this Arbitration provision.  If Mr. Berg opts out of this Arbitration provision, the Agreement otherwise shall remain in full force and effect.  After 30 days, if Mr. Berg does not opt out, the Arbitration provision is binding on Mr. Berg.

Initials:

________

Initials:

_________

(Employee)

(Company)

7.

Tax Consequences.  The Company shall have no obligation to Mr. Berg with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder.  Any distributions made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

8.

General Provisions.

8.1

The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement.  The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.

8.2

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, to the attention of the Board of Directors, at the address of the principal place of business set forth above in the opening paragraph, and any notice to be given to Mr. Berg shall be addressed to him at the following address; 1568 Avenida La Posta, Encinitas, CA 92024 or such other address as Company and/or Mr. Berg may hereafter designate in writing to the other.  Any notice shall be deemed duly given when personally delivered or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

8.3

The provisions of this Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof, shall not be affected thereby.

8.4

Neither Mr. Berg nor the Company may assign this Agreement without the prior written consent of the other; provided that this Agreement may be assigned to any successor to the Company’s business without Mr. Berg’s consent.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Mr. Berg’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

8.5

This Agreement supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, with respect to the subject matter hereof; provided, that any prior confidentially agreement is not superseded and shall also remain in effect.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

8.6

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

REST OF PAGE BLANK

8.7

Section 409A.  If liability under Internal Revenue Code Section 409A would otherwise arise, (a) any payment called for to be made hereunder shall be deferred until the first day on which it can be paid without incurring such liability, and (b) in cases not covered by “(a)”, the parties shall negotiate in good faith to amend this Agreement to avoid such liability with the least possible economic effect on Mr. Berg.

GERRY B. BERG	THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

/s/ Gerry B. Berg Gerry B. Berg	/s/ Timothy G. Dixon Timothy G. Dixon President

5